Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Bankrate, Inc. (the “Company”) acquired substantially all of the assets of Next Advisor, Inc. (“Next Advisor”) on June 17, 2016. The acquisition was financed primarily through cash on hand and deferred contingent consideration.

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the Company’s historical consolidated financial information, which have been presented to give effect to the acquisition of Next Advisor.  The unaudited pro forma condensed consolidated statements of operations of the Company and its subsidiaries for the three months ended March 31, 2016 and 2015, and the year ended December 31, 2015, are presented as if the acquisition had occurred on January 1, 2015.

The Company’s historical financial information was derived from its audited consolidated financial statements for the years ended December 31, 2015 (as filed in its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) and the Company’s unaudited condensed consolidated financial statements for the three months ended March 31, 2016 (as filed in its Quarterly Report on Form 10-Q with the SEC). The Company’s historical financial statements used in preparing the unaudited pro forma financial data should be read in conjunction with its historical financial statements and risk factors, all of which are included in the filings with the SEC noted above.

No pro forma balance sheet is included in this filing as the Company's condensed consolidated balance sheet as of June 30, 2016 presented in its Quarterly Report on Form 10-Q filed with the SEC on August 8, 2016 gives effect to the acquisition.

The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma adjustments and primary assumptions are described in the accompanying notes. The unaudited pro forma condensed consolidated statements of income are being provided for illustrative purposes only and do not purport to represent what our results of operations would have been if the transaction had occurred on the dates indicated and are not intended to project our results of operations for any future period. Any of the factors underlying these estimates and assumptions may change or prove to be materially different and the estimates and assumptions may not be representative of facts that exist upon completion of the acquisition.

Bankrate, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Income

Three months ended March 31, 2016

(In thousands, except share and per share data)

	Bankrate, Inc.	Acquired	Pro Forma		Bankrate, Inc.
	Historical	Business	Adjustments		Pro Forma

Revenue	$93,278	$14,699	$-		$107,977

Costs and expenses:
Cost of revenue	47,205	8,992	108	a	56,305
Sales and marketing	4,816	-	92	a	4,908
Product development and technology	6,544	-	160	a	6,704
General and administrative	16,735	1,693	(360)	a	20,797
			1,983	b
			536	c
			210	d
Legal settlements	(851)	-	-		(851)
Restructuring charges	(34)	-	-		(34)
Changes in fair value of contingent acquisition consideration	(162)	-	717	e	555
Depreciation and amortization	9,551	-	1,152	f	10,703
Total costs and expenses	83,804	10,685	4,598		99,087
Income (loss) from operations	9,474	4,014	(4,598)		8,890

Interest and other expenses, net	4,855	-	-		4,855

Income (loss) before taxes	4,619	4,014	(4,598)		4,035
Income tax expense (benefit)	3,656	68	(295)	g	3,429
Net income (loss) from continuing operations	963	3,946	(4,303)		606
Net loss from discontinued operations, net of income taxes	(680)	-	-		(680)
Net income (loss)	$283	$3,946	$(4,303)		$(74)

Basic net income (loss) per share:
Continuing operations	$0.01				$0.01
Discontinued operations	(0.01)				(0.01)
Basic net income per share	$-				$-

Diluted net income (loss) per share:
Continuing operations	$0.01				$0.01
Discontinued operations	(0.01)				(0.01)
Diluted net income per share	$-				$-

Weighted average common shares outstanding:
Basic	92,899,932	-	350,156	d	93,250,088
Diluted	93,440,754	-	350,156	d	93,790,910

Bankrate, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Income

Three months ended March 31, 2015

(In thousands, except share and per share data)

	Bankrate, Inc.	Acquired	Pro Forma		Bankrate, Inc.
	Historical	Business	Adjustments		Pro Forma

Revenue	$89,010	$12,034	$-		$101,044

Costs and expenses:
Cost of revenue	41,310	7,119	94	a	48,523
Sales and marketing	3,973	-	80	a	4,053
Product development and technology	4,904	-	141	a	5,045
General and administrative	15,708	1,106	(315)	a	19,228
			1,983	b
			536	c
			210	d
Acquisition, disposition, offering and related expenses	263	-	-		263
Changes in fair value of contingent acquisition consideration	(240)	-	717	e	477
Depreciation and amortization	9,462	-	1,152	f	10,614
Total costs and expenses	75,380	8,225	4,598		88,203
Income (loss) from operations	13,630	3,809	(4,598)		12,841

Interest and other expenses, net	5,269	-	-		5,269

Income (loss) before taxes	8,361	3,809	(4,598)		7,572
Income tax expense (benefit)	3,655	63	(369)	g	3,349
Net income (loss) from continuing operations	4,706	3,746	(4,229)		4,223
Net income from discontinued operations, net of income taxes	247	-	-		247
Net income (loss)	$4,953	$3,746	$(4,229)		$4,470

Basic net income per share:
Continuing operations	$0.05				$0.04
Discontinued operations	-				-
Basic net income per share	$0.05				$0.04

Diluted net income per share:
Continuing operations	$0.05				$0.04
Discontinued operations	-				-
Diluted net income per share	$0.05				$0.04

Weighted average common shares outstanding:
Basic	98,414,578	-	350,156	d	98,764,734
Diluted	98,936,296	-	350,156	d	99,286,452

Bankrate, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Income

Year Ended December 31, 2015

(In thousands, except share and per share data)

	Bankrate, Inc.	Acquired	Pro Forma		Bankrate, Inc.
	Historical	Business	Adjustments		Pro Forma

Revenue	$370,534	$67,668	$-		$438,202

Costs and expenses:
Cost of revenue	171,794	38,277	532	a	210,603
Sales and marketing	16,663	-	453	a	17,116
Product development and technology	23,488	-	759	a	24,247
General and administrative	62,350	6,950	(1,744)	a	78,469
			7,930	b
			2,144	c
			839	d
Legal settlements	3	-	-		3
Acquisition, disposition, offering and related expenses	569	-	-		569
Restructuring charges	5,616	-	-		5,616
Changes in fair value of contingent acquisition consideration	(421)	-	2,867	e	2,446
Depreciation and amortization	40,466	-	4,609	f	45,075
Total costs and expenses	320,528	45,227	18,389		384,144
Income from operations	50,006	22,441	(18,389)		54,058

Interest and other expenses, net	22,238	-	-		22,238

Income (loss) before taxes	27,768	22,441	(18,389)		31,820
Income tax expense	10,115	364	1,208	g	11,687
Net income (loss) from continuing operations	17,653	22,077	(19,597)		20,133
Net loss from discontinued operations, net of income taxes	(30,999)	-	-		(30,999)
Net (loss) income	$(13,346)	$22,077	$(19,597)		$(10,866)

Basic net income (loss) per share:
Continuing operations	$0.18				$0.21
Discontinued operations	(0.32)				(0.31)
Basic net loss per share	$(0.14)				$(0.10)

Diluted net income (loss) per share:
Continuing operations	$0.18				$0.20
Discontinued operations	(0.31)				(0.31)
Diluted net loss per share	$(0.13)				$(0.11)

Weighted average common shares outstanding:
Basic	97,637,936	-	350,156	d	97,988,092
Diluted	99,723,532	-	350,156	d	100,073,688

Bankrate, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(Amounts in tables in thousands, except as noted)

1.	Description of the Transaction and Basis of Presentation

Description of the Transaction

On May 5, 2016 Bankrate, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Next Advisor, Inc. (“Next Advisor”) and the sole equity holder of Next Advisor, pursuant to which the Company agreed to acquire substantially all of the assets of Next Advisor (the “Acquired Business”) for an aggregate upfront purchase price of approximately $75.3 million, subject to working capital adjustments (the “Acquisition”). In addition, pursuant to the Purchase Agreement, Next Advisor is eligible to receive a payment payable, at the Company’s option, in cash and/or shares of the Company’s common stock (the “Earnout Shares”), upon the achievement of certain financial milestones over the 18 month period following the closing of the Acquisition in an amount up to approximately $134.1 million as determined in accordance with the terms of the Purchase Agreement. Earnout Shares, if any, will be issued in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and will be valued at the 10-day trailing volume weighted average price of shares of the Company’s common stock ending on and including the date that is two business days prior to the date of issuance of the Earnout Shares. The transaction closed on June 17, 2016.

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared based on the Company’s historical financial information giving effect to the acquisition of the assets of the Acquired Business and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted as permitted by the SEC rules and regulations.

The preliminary purchase price allocation described above and reflected in the unaudited pro forma condensed consolidated financial statements has been prepared utilizing an independent valuation analysis of certain intangible assets of the Acquired Business. The preliminary purchase price and its preliminary allocation could materially change as a result of changes in the estimates and assumptions used in determining certain acquisition related accruals, including the $37.0 million in deferred contingent acquisition consideration, and in the determination of the fair value of the acquired assets.

The acquired intangible assets including trademarks and domain name, customer relationships, and the non-compete covenant were valued using the income approach, and the developed technology was valued using cost methodology. Approximately $30.3 million was recorded as intangible assets consisting of customer relationships for approximately $22.4 million, trademarks and domain name for approximately $6.2 million, non-compete covenant for approximately $1.5 million and developed technology for approximately $150,000.

2.	Pro Forma Adjustments to Unaudited Condensed Consolidated Financial Statements

a.	Represent reclassification adjustments to conform to the Company’s accounting policies for condensed consolidated statement of income presentation.

(In thousands)	March 31, 2016	March 31, 2015	December 31, 2015
Cost of revenue	$108	$94	$532
Sales and marketing	92	80	453
Product development and technology	160	141	759
General and administrative	(360)	(315)	(1,744)

b.

Adjustment reflects expense related to future escrow payment to Next Advisor’s owner. The full amount of the payment is contingent upon employment with the Company through contracted periods. The pro forma expense is approximately $2.0 million for the three months ended March 31, 2016 and 2015, respectively, and approximately $7.9 million for the year ended December 31, 2015.

c.

Adjustment reflects expense related to contingent consideration compensation expense for employees of the Acquired Business hired by the Company at the closing of the Acquisition. The final amount is subject to change as it is contingent upon the future results of the Acquired Business and the employees’ continued employment with the Company.  The pro forma expense is approximately $536,000 for the three months ended March 31, 2016 and 2015, respectively, and approximately $2.1 million for the year ended December 31, 2015.
d.

Adjustment reflects the 350,156 restricted stock units granted to employees of the Acquired Business on the acquisition date, which vest ratably over three years on the grant anniversary date. These restricted stock units were considered in the calculation of pro forma earnings per share. The related pro forma expense related to the restricted stock unit grant is approximately $210,000 for the three months ended March 31, 2016 and 2015, respectively, and approximately $839,000 for the year ended December 31, 2015.

e.

Adjustment reflects expense related to $37.0 million present value of the deferred purchase price contingent acquisition consideration. The expense is subject to change as the fair value of the contingent acquisition consideration is calculated quarterly and based on future actual and projected results of the Acquired Business. The pro forma expense is approximately $717,000 for the three months ended March 31, 2016 and 2015, respectively, and approximately $2.9 million for the year ended December 31, 2015.

f.

Adjustment reflects amortization expense related to the acquired intangible assets. The pro forma expense is approximately $1.2 million for the three months ended March 31, 2016 and 2015, respectively, and approximately $4.6 million for the year ended December 31, 2015.

Weighted Average
Amortization Period
(Years)
Customer relationships	8.0
Trademarks and domain names	5.0
Non-compete	3.0

g.

Adjustment reflects estimated income tax impacts related to the acquisition and to reflect estimated tax expense (benefit) adjustment to the Company’s income taxes for the Acquired Business.  Taxes are recorded at the consolidated level. Pro forma income tax expense (benefit) has been calculated at the Company’s statutory rate of 38.8%, as adjusted for discrete items.

The pro forma financial statements do not reflect the approximately $1.3 million in costs related to the acquisition or the approximately $1.1 million of cash bonus paid to employees of the Acquired Business on the acquisition date, as these expenses do not have a continuing impact on the results of the Company’s financial statements.